Exhibit 10.2

SEPARATION AND  RELEASE AGREEMENT

This Separation and Release Agreement (the "Agreement") is freely and voluntarily entered into by Cogentix Medical, Inc., and its successors and assigns, (“Cogentix”), Robert Kill (“Executive”) and the other undersigned signatories (with respect to Sections 4 and 9) and is effective as of the date of the last signature to this Agreement (the “Effective Date”), each of which shall be required for this Agreement to become effective.

1.	Separation Date. It is understood that the employment relationship between Cogentix and Executive will terminate effective May 24, 2016, (the “Separation Date”). The parties specifically acknowledge and agree that Executive’s separation is a mutually agreed separation and will operate to terminate Executive’s Employment Agreement dated July 22, 2013, as amended May 29, 2014 (“Employment Agreement”). Executive will receive his base salary and all benefits in effect as of the Effective Date through and including the Separation Date. All privileges and benefits of employment will cease effective close of business on the Separation Date. Executive also will resign from Cogentix’s Board of Directors effective as of the Separation Date.

2.	Separation Benefits for Executive. Provided that Executive signs this Agreement and does not timely rescind it pursuant to Sections 6 or 7, Cogentix will provide Executive the total gross amount of One Million Five Hundred Thousand Dollars and NO/100 ($1,500,000.00) (“Separation Payment”), to be paid as set forth on the attached Exhibit A, with each installment described in the attached Exhibit A payable on the first business day of each month, commencing in July 2016. The parties agree that $950,000 of the Separation Payment (the “Employment Agreement Payment”) is in full and final satisfaction of any amounts due or which could be due Executive pursuant to the Employment Agreement or otherwise and that $550,000 of the Separation Payment (the “New Payment”) is in excess of amounts due or which could be due Executive pursuant to the Employment Agreement. Notwithstanding the foregoing:

a.	Executive and Cogentix further agree to modify the payment structure (not the total amount of the Separation Payment), if at all, to the minimum extent necessary to comply with applicable tax, deferred compensation or other laws, and Cogentix agrees that Executive may request other reasonable modifications to the payment structure (not the total amount of the Separation Payment), upon advice of tax counsel, which will not be unreasonably withheld by Cogentix.

3.	Executive’s Release. Except with respect to any rights and entitlements arising under this Agreement, Executive hereby, on behalf of himself and his representatives, heirs, successors, affiliates, subsidiaries, assigns, and agents, unconditionally, fully and finally releases and discharges forever Cogentix, and its successors, affiliates, shareholders, directors, officers, employees, assigns, and agents, from any and all claims, demands, debts, obligations, damages, actions, proceedings, suits, causes of action, liabilities, liens, agreements, contracts, and covenants, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise, to the fullest extent of the law.

Nothing in this Section 3 is intended to or does:  (1) constitute an unlawful release or waiver of any of Executive’s rights under any laws; (2) waive or release any claim that arises after this Agreement is signed; (3) waive, release, terminate or limit Executive’s rights to indemnity or otherwise to be held harmless in relation to the business and affairs of Cogentix under Minnesota Statutes Section 302A.521 or any successor or other provision, or under Cogentix’s Articles of Incorporation or bylaws, or any rights to indemnification or insurance under any insurance policies applicable to Executive’s service to Cogentix, whether or not such rights arise from claims asserted before or after the date of this Agreement or before or after the Separation Date; (4) waive or release Executive’s rights to the receipt of employee benefits which vest on or before the Separation Date; (5) waive or release Executive’s rights under the 2006 Stock and Incentive Plan Performance Award Agreement (the “LTIP”) as of the Separation Date; (6) waive or release Executive’s existing rights as an equity holder under any operating agreement, stockholders’ agreement or similar agreement of Cogentix and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by Cogentix; or (7) prevent or interfere with Executive’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

Notwithstanding anything in this Section 3 or this Agreement to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

4.	Cogentix’s Release. Except with respect to any rights and entitlements arising under this Agreement, Cogentix and the former or current board members who are signatories hereto, in their official and individual capacities and on behalf of their respective representatives, heirs, successors, affiliates, subsidiaries, assigns and agents, unconditionally, fully and finally release and discharge forever Executive and his representatives, heirs, successors, affiliates, assigns and agents, from any and all claims, demands, debts, obligations, damages, actions, proceedings, suits, causes of action, liabilities, liens, agreements, contracts, and covenants, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise, to the fullest extent of the law.

5.	Authority to Enter Agreement. The parties to this Agreement represent that they have authority to enter this Agreement, and have not assigned or transferred or attempted to assign or transfer to any person any rights or claims subject to this Agreement.

6.	ADEA Compliance. Executive has been informed of his right to review and consider this Agreement for 21 calendar days, if he so chooses. Executive further agrees and acknowledges that (a) his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”); (b) he understands the terms of this Agreement; (c) Cogentix advises Executive to consult with an attorney prior to executing this Agreement; (d) he may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Cogentix within seven (7) calendar days after the date of his signature below. To be effective, the rescission must be in writing and delivered to Cogentix either by hand or by mail within the seven (7)-day period. If delivered by mail, the rescission must be: (i) postmarked within the seven (7)-day period; (ii) properly addressed to Bret Puls, Fox Rothschild LLP, 222 South Ninth Street Suite 2000, Minneapolis MN 55402-3338; and (iii) sent by certified mail, return receipt requested. Regardless of Executive’s decision to rescind his release of ADEA claims, the cessation of Executive’s employment will be unaffected.

7.	MHRA Compliance. Executive also has been informed of his right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq., by providing written notice to Cogentix within fifteen (15) calendar days after the date of his signature below. To be effective, the rescission must be in writing and delivered to Cogentix either by hand or by mail within the fifteen (15)-day period. If delivered by mail, the rescission must be: (i) postmarked within the fifteen (15)-day period; (ii) properly addressed to Bret Puls, Fox Rothschild LLP, 222 South Ninth Street Suite 2000, Minneapolis MN 55402-3338; and (iii) sent by certified mail, return receipt requested. Regardless of Executive’s decision to rescind his release of MHRA claims, the cessation of Executive’s employment will be unaffected.

8.	Return of Records, Documents and Property. Executive represents and certifies that Executive will return to Cogentix all records, correspondence, documents, data, plans, forms, equipment, office keys, identification card(s), company credit cards, company vehicles, laptop computer(s), computer equipment, electronic storage media, cell phones and all handheld devices, and other documents, materials, and property, including copies, summaries, or reproductions of any of the same, which belong to Cogentix on or about the Separation Date.

9.	Non-Disparagement. Executive, as one Party to this Section, and Cogentix and the current and former members of Cogentix’s Board of Directors who are signatories to this Agreement, as the other Party to this Section, agree to refrain from making, causing to be made (directly or indirectly), confirming or expressing agreement with any statement or announcement, whether written or oral or in any electronic medium, that relates to and constitutes an ad hominem attack on, or otherwise disparages or is critical of, personally or professionally, (a) the other Party to this Section, (b) the terms of this Agreement, (c) each Party’s advisors, or (d) any the other Party’s affiliated companies, on or following the date hereof, including but not limited to (i) in any document or report filed with or furnished to (or reasonably expected to be filed with or furnished to) the SEC or any other governmental agency, (ii) in any press release or other publicly available format, (iii) to any stockholder of Cogentix or prospective stockholder of Cogentix, (iv) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview), (v) or otherwise in any written, oral or electronic statement, including but not limited social media. The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

10.	Press Release. On a mutually agreed-upon date on or before the Separation Date, Cogentix will issue a press release in form agreed upon between Cogentix and Executive. Neither Cogentix nor the other signatories to this Agreement will make any public statements with respect to the matters covered by this Agreement (including but not limited to in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Rule 14a-6 or 14a-12 under the Exchange Act) that are inconsistent with, or otherwise contrary to, the statements in the press release. The precise language of the press release will be mutually agreed upon by Cogentix and Executive, but will include a statement consistent with the following: “In an effort to avoid an extensive legal dispute not in the interest of the Company’s shareholders, Mr. Kill has offered to depart, which has prompted this announcement. The Company is grateful for the leadership shown by Mr. Kill and for his significant success in positioning the Company for future growth.”

11.	Changes to Agreement. This Agreement may not be changed, amended, modified or terminated except by a written instrument signed by Executive and Cogentix and, if the modification relates to Section 4 or 9, each of the undersigned signatories.

12.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected, and they will be interpreted so as to effect, as closely as possible, the intent of the parties hereto. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. However, if the Separation Payments are not timely made, or are not made in full, and any default is not cured after written notice and a reasonable opportunity to cure provided to Cogentix, or if any payments due Executive are held invalid, illegal or unenforceable, Executive may void this Agreement.

13.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties. In the event of Executive’s death prior to the last payment contemplated by Section 2, any and all remaining payments pursuant to Section 2 shall be made to Executive’s estate or other designated beneficiary.

14.	Entire Agreement. This Agreement sets forth the entire agreement between the parties, and it fully supersedes and replaces any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. Executive represents and acknowledges that, in executing this Agreement, Executive did not rely and has not relied upon any representation or statement made by Cogentix, or by any of its agents or representatives, with regard to the effect of this Agreement.

15.	Governing Law, Jurisdiction, and Forum. This Agreement shall be governed by the law of the State of Minnesota (insofar as federal law does not control) without regard to choice of law rules. The parties agree that any and all legal actions or proceedings brought to interpret or enforce this Agreement or in any other way arising out of or in relation to this Agreement shall be brought exclusively in the state or federal courts in Minneapolis, Minnesota. The parties irrevocably submit to the exclusive jurisdiction and venue of said courts in any such action or proceeding.

16.	Signature in Counterparts. This Agreement may be signed by the parties in separate counterparts, with the same effect as if all parties had signed the same instrument.

17.	Review by Counsel. Each signatory is hereby advised of his or her right and opportunity to have this Agreement reviewed by, and to discuss with, legal counsel of his or her choice.

18.	Section 409A. The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance therewith. If, and only if, Executive is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment on the first business day of the month following the expiration of six months after the Separation Date. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, Cogentix does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Cogentix shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A. Moreover, Executive will indemnify and hold Cogentix harmless against the payment of taxes, interest, penalties, fines, or other liabilities or costs that may be assessed by the Internal Revenue Service, or any other taxing authority and/or any other governmental agency (whether federal, state, or local), in connection with payments under this Agreement, except for any employer share of FICA, Medicare, FUTA, or state unemployment or disability contributions which a government agency may determine is due.

THE UNDERSIGNED AFFIRM AND CERTIFY THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, FULLY KNOW, UNDERSTAND, AND COMPREHEND ALL ITS TERMS, AND SIGN BELOW TO INDICATE THAT THEY FREELY AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS AGREEMENT AND INTEND TO BE FULLY AND LEGALLY BOUND BY THEM.

Accepted and agreed :

COGENTIX MEDICAL, INC.

Date:	5-23-16	By:	/s/ Darin Hammers
		Its:	Darin Hammers

Robert C. Kill
Date:	MAY 23, 2016	/s/ Robert C. Kill

EXHIBIT A

1st day of	Employment Agreement Payment $950,000	New Payment $550,000	Cumulative

Jul-16		22,916.67	22,916.67
Aug-16		22,916.67	45,833.33
Sep-16		22,916.67	68,750.00
Oct-16		22,916.67	91,666.67
Nov-16		22,916.67	114,583.33
Dec-16	554,166.67	22,916.67	691,666.67
Jan-17	79,166.67		770,833.34
Feb-17	79,166.67		850,000.00
Mar-17	79,166.67		929,166.67
Apr-17	79,166.67		1,008,333.34
May-17	79,166.67		1,087,500.00
Jun-17			1,087,500.00
Jul-17		34,375.00	1,121,875.00
Aug-17		34,375.00	1,156,250.00
Sep-17		34,375.00	1,190,625.00
Oct-17		34,375.00	1,225,000.00
Nov-17		34,375.00	1,259,375.00
Dec-17		34,375.00	1,293,750.00
Jan-18		34,375.00	1,328,125.00
Feb-18		34,375.00	1,362,500.00
Mar-18		34,375.00	1,396,875.00
Apr-18		34,375.00	1,431,250.00
May-18		34,375.00	1,465,625.00
Jun-18		34,375.00	1,500,000.00

TOTAL	$950,000	$550,000	$1,500,000